UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

EnviroStar, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT

TO

PROXY STATMENT

On October 30, 2017, EnviroStar, Inc. (the “Company”) filed its Proxy Statement for its 2017 Annual Meeting of Stockholders (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”). Following the filing of the Proxy Statement, it came to the Company’s attention that the Security Ownership of Certain Beneficial Owners and Management section of the Proxy Statement filed with the SEC inadvertently omitted ADW Capital Partners, L.P., one of the Company’s 5% or greater stockholders. Accordingly, the Company is filing this Supplement solely to revise the Security Ownership of Certain Beneficial Owners and Management section to include ADW Capital Partners, L.P. and information related to its holdings of the Company’s Common Stock.

The following Security Ownership of Certain Beneficial Owners and Management section replaces and supersedes in its entirety the Security Ownership of Certain Beneficial Owners and Management section of the Proxy Statement previously filed with the SEC. The Company’s Proxy Statement to be mailed to stockholders beginning on or about November 8, 2017 includes the revised Security Ownership of Certain Beneficial Owners and Management section set forth below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates, as of October 24, 2017, information about the beneficial ownership of the Company’s Common Stock by (i) each director of the Company and director nominee named in this Proxy Statement, (ii) each Named Executive Officer of the Company, (iii) all directors and executive officers of the Company as of October 24, 2017 as a group and (iv) each person who the Company knows beneficially owns more than 5% of the Company’s Common Stock. All such shares were owned directly with sole voting and investment power unless otherwise indicated. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and the Company pursuant to the Exchange Act. For purposes of the following table, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of the Company’s Common Stock which he or she has or shares, directly or indirectly, voting or investment power, or which he or she has the right to acquire beneficial ownership of at any time within 60 days after October 24, 2017. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose of, or direct the disposition of, shares.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Symmetric Capital LLC 290 N.E. 68th Street Miami, FL 33138	5,463,284	(1)	48.1%
Symmetric Capital II LLC 290 N.E. 68th Street Miami, FL 33138	1,290,323		11.4%
Henry M. Nahmad 290 N.E. 68th Street Miami, FL 33138	7,583,131	(1)(2)93)	66.8%
Michael S. Steiner 290 N.E. 68th Street Miami, FL 33138	500,100	(4)	4.4%
Western State Design LLC	2,044,990	(5)	18.0%
2331 Tripaldi Way Hayward, CA 94545

Dennis Mack	2,044,990	(5)(6)	18.0%
2331 Tripaldi Way Hayward, CA 94545
Tom Marks 2331 Tripaldi Way Hayward, CA 94545	2,044,990	(5)(6)	18.0%
David Blyer	—		—
Alan M. Grunspan	2,500		*
Todd Oretsky	—		—
Hal M. Lucas	—		—
Timothy P. LaMacchia	—		—
ADW Capital Partners, L.P.(7) 5175 Watson Street NW Washington, D.C. 20016	635,900		5.6%
All directors and executive officers as of October 24, 2017 as a group (9 persons)	7,603,719	(8)	66.9%

* Less than one percent of class.

(1)	Includes (a) a total of 580,100 shares owned by Mr. Michael Steiner and Mr. Robert Steiner as to which Symmetric Capital and Mr. Nahmad, as the Manager of Symmetric Capital, have voting power pursuant to the Symmetric Capital - Steiner Stockholders Agreement described herein and (b) a total of 2,044,990 shares owned by WSD, Mr. Mack and Mr. Marks as to which Symmetric Capital and Mr. Nahmad, as the Manager of Symmetric Capital, have voting power pursuant to the Symmetric Capital – WSD Stockholders Agreement.

(2)	Includes the 5,463,284 shares beneficially owned by Symmetric Capital and 1,290,323 shares beneficially owned by Symmetric Capital II, all of which Mr. Nahmad may be deemed to have voting and investment power over as a result of his position as Manager of such entities.

(3)	Includes 829,524 shares subject to restricted stock awards granted to Mr. Nahmad which have not yet vested. Mr. Nahmad has voting power, but does not have investment power, over such shares.

(4)	All of the shares owned by Mr. Steiner are subject to the Symmetric Capital - Steiner Stockholders Agreement pursuant to which Symmetric Capital and Mr. Nahmad, as the Manager of Symmetric Capital, have voting power over such shares.

(5)	All of the shares owned by WSD, Mr. Mack and Mr. Marks are subject to the Symmetric Capital – WSD Stockholders Agreement pursuant to which Symmetric Capital and Mr. Nahmad, as the Manager of Symmetric Capital, have voting power over such shares.

(6)	Represents the shares owned by WSD, over which Mr. Mack and Mr. Marks, as the sole members of WSD, may be deemed to have shared investment power.

(7)	The address and share ownership information is based on the Schedule 13G/A filed jointly by ADW Capital Partners, L.P., ADW Capital Management, LLC and Adam D. Wyden with the SEC on February 13, 2017. Such Schedule 13G/A states that the filers have shared voting and dispositive power over all 635,900 shares.

(8)	Includes, in addition to the 829,524 shares subject to restricted stock awards granted to Mr. Nahmad as described above, 18,088 shares subject to restricted stock awards granted to Robert H. Lazar, the Company’s Chief Financial Officer, Chief Accounting Officer and Treasurer, which have not yet vested. Mr. Lazar has voting power, but does not have investment power, over such shares.